Exhibit 99

            MemberWorks Reports Fiscal 2003 Third Quarter
                   and Nine Month Financial Results


    STAMFORD, Conn.--(BUSINESS WIRE)--April 29, 2003--MemberWorks
Incorporated (Nasdaq:MBRS):

    -- Reported revenues were $118.6 million versus guidance of $114.0 million to $116.0 million.
    -- Earnings per share was $0.25 versus guidance of $0.21 to $0.23.
    -- Operating cash flow before changes in assets and liabilities was $9.9 million versus guidance of $9.4 million to $10.4 million.
    -- Year to date results reflect a revision in effective tax rate from 12% to 40%; first and second quarters to be revised.

    MemberWorks Incorporated (Nasdaq:MBRS), a leading provider of consumer and membership services through affinity marketing and online channels, announced today its financial results for the fiscal 2003 third quarter.
    The Company reported revenues of $118.6 million, an increase of 18% from $100.8 million reported in the fiscal 2002 third quarter, and an increase of 4% sequentially from $114.0 million reported in the fiscal 2003 second quarter.
    Net income for the current quarter was $3.3 million, or $0.25 per diluted share, versus net income of $10.5 million, or $0.72 per diluted share, for last year's third fiscal quarter. Net income for the fiscal 2003 third quarter included a tax provision based on an estimated effective rate of 40%.
    The Company reported net cash used in operating activities of $1.3 million for the fiscal 2003 third quarter versus net cash provided by operating activities of $12.5 million in last year's third fiscal quarter and $22.0 million in the fiscal 2003 second quarter. Operating cash flow before changes in assets and liabilities reported for the fiscal 2003 third quarter was $9.9 million compared to $12.7 million in last year's third fiscal quarter, and $16.2 million in the fiscal 2003 second quarter. See table on page 8 for reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for a discussion of the relevance of this measure.
    Compared to previous guidance provided in January 2003 and updated earlier this month, reported revenues were $118.6 million versus the guidance of $114.0 million to $116.0 million. Earnings per share was $0.25 versus guidance of $0.21 to $0.23. Earnings per share exceeded guidance even after revision of the effective tax rate due to the timing of the recognition of certain marketing expenses which are expected to be recorded in the June 2003 quarter. Operating cash flow before changes in assets and liabilities was $9.9 million versus guidance of $9.4 million to $10.4 million.
    Gary Johnson, President and CEO, commented, "This quarter was all about execution. Our strategy is in place, and we're executing to that plan with positive results. We are seeing good early response to our new client partnerships and our member retention efforts. And, with solid financial performance meeting and exceeding expectations, we're confident in our ability to continue delivering on the business and financial objectives we have in place."

    Nine Month Results

    The Company also announced today that it is revising its first two fiscal 2003 quarters' results to reflect the impact of accounting for the tax effect of disqualified dispositions as a credit to capital in excess of par value in accordance with Statement of Financial Accounting Standards No.109. During the quarters ended September 30, 2002 and December 31, 2002, the tax effects of disqualified dispositions had instead been recorded as credits to deferred tax expense. As a result of this revision, the first two fiscal 2003 quarters and year-to-date results reflect an effective tax rate of 40% rather than 12% as previously reported. This revision increases deferred tax expense for the three months ended September 30, 2002 and December 31, 2002 by $5.7 million, or $0.42 per share, and $1.7 million or $0.13 per share, respectively. This change has no impact on net cash provided by operating activities, cash to be paid for taxes or pretax income. Please refer to the table on page 5 for the impact on the quarters ended September 30, 2002 and December 31, 2002. The Company will file revised quarterly reports with the SEC for the first and second quarters.
    The Company reported revenues of $337.7 million in the first nine months of fiscal 2003, an increase of 5% from $322.4 million reported in the first nine months of fiscal 2002. Fiscal 2002 revenues included $9.4 million in revenue from iPlace, Inc., which was sold in the first quarter of fiscal 2002. Excluding revenues from iPlace, Inc. from fiscal 2002, revenues would have increased 8% year over year.
    Net income for the nine months ended March 31, 2003, was $19.1 million, or $1.43 per diluted share, versus net income of $35.8 million, or $2.36 per diluted share, in the prior year period. Net income for the first nine months of fiscal 2003 included a tax provision based on an estimated effective tax rate of 40%.
    Net income for the first nine months of fiscal 2003 included a $19.1 million ($11.5 million after tax) gain related to the settlement of the suit against Homestore, Inc., a $1.0 million ($0.6 million after tax) charge for a purchase price adjustment related to the sale of iPlace, Inc. and a $0.2 million ($0.1 million after tax) charge for a realized loss on marketable securities.
    Net income for the first nine months of fiscal 2002 included a $5.9 million charge for a cumulative effect of an accounting change relating to the adoption of a new accounting standard, a $6.9 million restructuring charge and a $30.8 million gain, net of tax and minority interest, related to the sale of iPlace, Inc. in August 2001.
    The 2003 earnings also reflect the Company's fully taxable status whereas the 2002 results did not provide for taxes due to the availability of previous years' net operating loss carryforwards. Net income excluding the items discussed above from both periods and excluding the $12.7 million tax provision recorded in fiscal 2003 was $13.9 million, or $1.04 per diluted share, for the first nine months of 2003 and $17.8 million, or $1.17 per diluted share, for the first nine months of fiscal 2002.
    During the nine months ended March 31, 2003, MemberWorks purchased 1,432,000 shares of its common stock on the open market. During the past twelve months, the Company has reduced the number of shares outstanding through its buyback program by 1,907,000 shares. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 1,540,000 additional shares as market conditions permit. As of March 31, 2003, there were 12,225,000 shares of common stock outstanding.

    Business Outlook

    Management offers the following guidance for the quarter ended
June 30, 2003:
    Revenues are expected to be in the range of $117.0 million to $119.0 million and earnings per share is expected to range between $0.30 and $0.34. Operating cash flow before changes in assets and liabilities is expected to be in the range of $13.0 million to $15.0 million.

    Management offers the following guidance for the Fiscal 2003 full year:
    Revenues are expected to be in the range of $455.0 million to $457.0 million. Earnings per share is expected to be in the range of $0.91 to $0.96, tax effected at a 40% effective rate and excluding the items included as part of the 2003 nine month results discussed above. Operating cash flow before changes in assets and liabilities is expected to be between $48.0 million and $50.0 million.

    Management offers the following guidance for the year ended June
30, 2004:
    Revenues are expected to be in the range of $480.0 million to $495.0 million and earnings per share is expected to range between $1.20 and $1.35. Operating cash flow before changes in assets and liabilities is expected to be in the range of $50.0 million and $55.0 million.

    Conference Call Note:

    MemberWorks will host a conference call on Tuesday April 29, 2003, at 10:00 A.M., EST, to discuss the Company's third quarter results. This conference call will also be available live on the investor relations page of Company's web site at www.memberworks.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software. To listen to the conference call, please dial (888) 391-9505, approximately five to ten minutes before the scheduled start time. When prompted, state passcode "MBRS".
    For those who cannot listen to the live call, an audio replay of the call will be available approximately one hour after completion of the call until midnight on May 8, 2003. To listen to the audio replay, please call (800) 876-3755. A replay of the web cast will also be available on the Company's website beginning approximately 2 hours after the end of the call and will remain available until May 16, 2003.

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of March 31, 2003, 6.3 million retail members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.
    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on form 10-K as filed with the SEC.

--  Tables Attached -


                          MEMBERWORKS INCORPORATED
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                             Three months ended     Nine months ended
                                  March 31,             March 31,
                           ---------------------- --------------------
                                 2003       2002      2003       2002
                           -----------  --------- ---------  ---------
                                (Unaudited)           (Unaudited)

Revenues                     $118,647   $100,800  $337,696   $322,448

Expenses:
 Operating                     20,653     19,069    57,905     59,645
 Marketing                     73,012     52,099   208,460    186,333
 General and administrative    19,130     18,385    56,757     59,964
 Restructuring charge               -          -         -      6,893
 Amortization of intangible
  assets                          336        431     1,075      1,546
                           ---------------------- ---------  ---------
Total expenses                113,131     89,984   324,197    314,381
                           ---------------------- ---------  ---------

Operating income                5,516     10,816    13,499      8,067
Settlement of investment
 related litigation                 -          -    19,148          -
(Loss) gain on sale of
 subsidiary                         -          -      (959)    65,608
Net loss on investment              -          -      (206)   (31,339)
Other income (expense), net        37       (321)      377       (357)
                           -----------  --------- ---------  ---------

Income before minority
 interest                       5,553     10,495    31,859     41,979
Minority interest                   -          -         -        450
                           -----------  --------- ---------  ---------
Income before income taxes      5,553     10,495    31,859     42,429
Provision for income taxes     (2,221)         -   (12,744)      (743)
                           -----------  --------- ---------  ---------
Income before cumulative
 effect of accounting
 change                         3,332     10,495    19,115     41,686
Cumulative effect of
 accounting change                  -          -         -     (5,907)
                           -----------  --------- ---------  ---------
Net income                     $3,332    $10,495   $19,115    $35,779
                           ===========  ========= =========  =========

Diluted earnings per share:
  Income before cumulative
   effect of accounting
   change                       $0.25      $0.72     $1.43      $2.74
  Cumulative effect of
   accounting change                -          -         -      (0.39)
                           -----------  --------- ---------  ---------
   Diluted earnings per
    share                       $0.25      $0.72     $1.43      $2.36
                           ===========  ========= =========  =========

Diluted shares used in
 earnings per share
 calculation                   13,104     14,561    13,387     15,190
                           ===========  ========= =========  =========

Impact of Revision of Effective Tax
 Rate on Statement of Operations

                           Three months ended        Six months ended
                     September 30,    December 31,      December 31,
                        2002              2002              2002
                     -------------    ------------      ------------
Net Income:
 Previously reported
  net income            $17,813          $5,350           $23,163
 Increase in tax
  expense                (5,677)         (1,703)           (7,380)
                        --------         -------           -------
 Adjusted net income    $12,136          $3,647           $15,783
                        ========         =======           =======

Earnings per share:
 Previously reported
  earnings per share      $1.30           $0.40             $1.71
 Increase in tax
  expense                 (0.42)          (0.13)            (0.55)
                        --------         -------           -------
 Adjusted earnings
  per share               $0.89           $0.27             $1.17
                        ========         =======           =======

Impact of Revision of
 Effective Tax Rate on
 Balance Sheet

                                    September 30,      December 31,
                                        2002               2002
                                    -------------      ------------

Total liabilities:
 Previously reported balance          $293,684           $300,590
 Impact of revision                       (174)              (787)
                                      ---------          ---------
 Adjusted balance                     $293,510           $299,803
                                      =========          =========
Total shareholders' deficit:
 Previously reported balance          $(11,725)          $(10,574)
 Impact of revision                        174                787
                                      ---------          ---------
 Adjusted balance                     $(11,551)           $(9,787)
                                      =========          =========

                       MEMBERWORKS INCORPORATED
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)


                              Three months ended    Nine months ended
                                    March 31,            March 31,
                           ---------------------- --------------------
                                 2003       2002      2003       2002
                           -----------  --------- ---------  ---------
                                  (Unaudited)           (Unaudited)

Operating Activities
 Net income                    $3,332    $10,495   $19,115    $35,779
 Adjustments to reconcile
  net income to net cash
 (used in) provided by
  operating activities:
   Revenues before deferral   109,180    103,547   318,320    310,244
   Marketing costs before
    deferral                  (63,470)   (57,019) (178,143)  (182,465)
   Revenues recognized       (118,647)  (100,800) (337,696)  (322,448)
   Marketing costs expensed    73,012     52,099   208,460    186,333
   Depreciation and
    amortization                2,981      3,193     9,150      9,870
   Tax benefit from employee
    stock plans                   616          -     8,782          -
   Deferred income taxes        1,712          -     3,587          -
   Gain on settlement               -          -   (19,148)         -
   Net loss (gain) on sale
    of subsidiary                   -          -       959    (65,608)
   Net loss on investment           -          -       206     31,339
   Restructuring and other charges  -          -         -      1,585
   Minority interest                -          -         -       (450)
   Cumulative effect of
    accounting change               -          -         -      5,907
   Other                        1,227      1,199     1,609      1,887
   Net change in assets
    and liabilities           (11,194)      (243)   (6,416)    (2,887)
                           -----------  --------- ---------  ---------
Net cash (used in) provided
 by operating activities       (1,251)    12,471    28,785      9,086
                           -----------  --------- ---------  ---------

Investing Activities
 Acquisition of fixed assets   (1,337)    (1,420)   (4,099)    (4,419)
 Other Investments               (500)         -      (500)         -
 Settlement of investment related
  litigation                        -          -    19,148          -
 (Purchase price adjustments)
  proceeds from sale of
  subsidiary, net of cash sold      -          -      (750)    45,997
                           -----------  --------- ---------  ---------
Net cash (used in) provided
 by investing activities       (1,837)    (1,420)   13,799     41,578
                           -----------  --------- ---------  ---------

Financing Activities
 Net proceeds from issuance of
  stock                         1,326        109     3,177      1,305
 Treasury stock purchases     (10,366)   (10,297)  (25,323)   (25,962)
 Payments of long-term
  obligations                     (74)      (161)   (1,001)      (520)
                           -----------  --------- ---------  ---------
Net cash used in financing
 activities                    (9,114)   (10,349)  (23,147)   (25,177)
                           -----------  --------- --------------------
Effect of exchange rate
 changes on cash and cash
 equivalents                       89         (8)       57       (229)
                           -----------  --------- ---------  ---------
Net (decrease) increase in
 cash and cash equivalents    (12,113)       694    19,494     25,258
Cash and cash equivalents
 at beginning of period        82,792     47,300    51,185     22,736
                           -----------  --------- ---------  ---------
Cash and cash equivalents
 at end of period             $70,679    $47,994   $70,679    $47,994
                           ===========  ========= =========  =========

                       MEMBERWORKS INCORPORATED
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)


                                           March 31,    June 30,
                                            2003         2002
                                           ---------    --------
                                          (Unaudited)   (Audited)
Assets
Current assets:
 Cash and cash equivalents                 $70,679       $51,185
 Marketable securities                           -           912
 Accounts receivable                        16,966         9,831
 Other current assets                        7,412         6,386
 Membership solicitation and other deferred
  costs                                     98,808       129,085
                                           -------      --------
Total current assets                       193,865       197,399
Fixed assets, net                           26,801        31,420
Goodwill, net                               42,039        42,039
Intangible and other assets, net             9,658         9,959
                                           -------      --------
Total assets                              $272,363      $280,817
                                          ========      ========

Liabilities and Shareholders' Deficit
Current liabilities:
 Current maturities of long-term obligations  $253        $1,070
 Accounts payable and accrued liabilities   93,157        90,478
 Deferred membership fees                  187,011       206,272
 Deferred income taxes                       3,587             -
                                           ----------------------
Total current liabilities                  284,008       297,820
Long-term liabilities                        3,083         3,627
                                           -------       -------
Total liabilities                          287,091       301,447

Shareholders' deficit:
 Common stock; $0.01 par value
  40,000 shares authorized; 17,790 issued
  (17,493 at June 30, 2002)                    178           175
 Capital in excess of par value            121,242       109,254
 Accumulated deficit                       (23,070)      (42,185)
 Accumulated other comprehensive loss         (381)         (373)
                                           --------      --------
Total shareholders' equity before
 treasury stock                             97,969        66,871
  Treasury stock, 5,565 shares at
   cost (4,139 shares at June 30, 2002)   (112,697)      (87,501)
                                           --------      --------
Total shareholders' deficit                (14,728)      (20,630)
                                           --------      --------
Total liabilities and shareholders'
 deficit                                   $272,363      $280,817
                                           ========      ========

KEY STATISTICS
                             March 2003   December 2002   March 2002
                             ----------   -------------   ----------
New Annual Member Statistics:
Average first year annual
 price point                     $111          $104           $95
First year costs                  $97           $99           $97
First year margin                  13%            5%           -2%

Renewal Annual Member
 Statistics:
Annual renewal revenue as a
 percentage of total
 reported revenue                  48%           50%           48%
Annual renewal revenues before
 deferral as a
 percentage of revenues
 before deferral                   41%           49%           54%

Monthly Member Statistics:
Monthly revenue (in thousands) $20,100        $17,400       $10,700
Average monthly price point     $10.14          $9.76         $9.00
Monthly marketing margins           20%            24%            9%
Average monthly member base    664,000        588,000       395,000

Marketing costs before deferral
 as a percent of revenues before
 deferral                          58%           54%           55%

                       MEMBERWORKS INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)

                              Three months ended     Nine months ended
                                    March 31,             March 31,
                           ---------------------- --------------------
                                 2003       2002      2003       2002
                           -----------  --------- ---------  ---------
                                  (Unaudited)           (Unaudited)

Reconciliation of Operating
 Cash Flow before Changes in
 Assets and Liabilities:
  Operating cash flow before
   changes in assets and
   liabilities                 $9,943    $12,714   $35,201    $11,973
  Changes in assets and
   liabilities                (11,194)      (243)   (6,416)    (2,887)
                           -----------  --------- ---------  ---------
  Net cash (used in)
   provided by investing
   activities                 $(1,251)   $12,471   $28,785     $9,086
                           ===========  ========= =========  =========

Reconciliation of Revenues
 before Deferral:
  Revenues before deferral   $109,180   $103,547  $318,320   $310,244
  Deferred membership fees at
   beginning of period        196,290    208,273   206,272    243,024
  Deferred membership fees at
   end of period             (187,011)  (210,993) (187,011)  (210,993)
  Sale of iPlace, Inc.              -          -         -    (19,784)
  Effect of changes in
   foreign exchange rates         188        (27)      115        (43)
                           -----------  --------- ---------  ---------
  Revenues reported          $118,647   $100,800  $337,696   $322,448
                           ===========  ========= =========  =========

Reconciliation of Marketing
 Costs before Deferral:
  Marketing costs before
   deferral                   $63,470    $57,019  $178,143   $182,465
  Membership solicitation and
   other deferred costs at
   beginning of period        108,229    135,223   129,085    154,059
  Membership solicitation and
   other deferred costs at
   end of period              (98,808)  (140,131)  (98,808)  (140,131)
  Sale of iPlace, Inc.              -          -         -    (10,003)
  Effect of changes in foreign
   exchange rates                 121        (12)       40        (57)
                           -----------  --------- ---------  ---------
Marketing expenses
 reported                     $73,012    $52,099  $208,460   $186,333
                           ===========  ========= =========  =========

The Company believes that Revenues before Deferral, Marketing
Costs before Deferral and Operating Cash Flow before Changes in Assets and Liabilities are important measures of evaluating the operating performance of its business. Management believes that these measures are an indicator of the Company's performance during the current reporting period because they represent the actual membership fees billed during the current reporting period less an allowance for cancellations, the actual marketing costs incurred during the period, and the actual cash flow generated in the period, excluding the timing of cash payments and receipts. These measures are used by management and by the Company's investors. These measures are not a substitute for, or superior to, Revenue, Marketing Expense and Net Cash provided by Operating Activities prepared in accordance with generally accepted accounting principles.



    CONTACT: MemberWorks Incorporated
             James B. Duffy
             203/324-7635
             or
             Sapphire Investor Relations, LLC
             Erica Mannion
             415/399-9345